UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 25, 2007

Health Net, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-12718	95-4288333
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

21650 Oxnard Street

Woodland Hills, CA 91367

(Address of principal executive offices, zip code)

(818) 676-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 25, 2007, Health Net, Inc. (the “Company”) entered into a new $900 million unsecured revolving credit facility (the “New Credit Facility”), among the Company, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, JPMorgan Chase Bank, N.A., as Syndication Agent, Citicorp USA, Inc. as Documentation Agent, the other lenders party thereto and Banc of America Securities LLC and J.P. Morgan Securities Inc., as Joint Lead Arrangers and as Co-Book Managers.

The New Credit Facility provides for aggregate borrowings by the Company in the amount of $900 million, which includes a $400 million sublimit for the issuance of standby letters of credit and a $50 million sublimit for swing line loans. In addition, the Company has the ability from time to time to increase the New Credit Facility by up to an additional $250 million in the aggregate, subject to the receipt of additional commitments. Unless terminated earlier, the New Credit Facility will expire on June 25, 2012. Proceeds borrowed under the New Credit Facility may be used for general corporate purposes.

The New Credit Facility replaces the Company’s existing $700 million five-year revolving credit facility, dated as of June 30, 2004 (as amended, the “Existing Credit Facility”), among the Company, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, JPMorgan Chase Bank, N.A., as Syndication Agent, Citicorp USA, Inc. and The Bank of Nova Scotia, as co-Documentation Agents, the other lenders party thereto, and Banc of America Securities LLC and J.P. Morgan Securities Inc., as Joint Lead Arrangers and as Co-Book Managers. The Existing Credit Facility was set to expire on June 30, 2009.

Amounts outstanding under the New Credit Facility will bear interest, at the Company’s option, at (a) the base rate, which is a rate per annum equal to the greater of (i) the federal funds rate plus one-half of one percent and (ii) Bank of America’s prime rate (as such term is defined in the New Credit Facility), (b) a competitive bid rate solicited from the syndicate of banks, or (c) the British Bankers Association LIBOR rate (as such term is defined in the New Credit Facility), plus an applicable margin, which is initially 70 basis points per annum and is subject to adjustment according to the Company’s ratings, as specified in the New Credit Facility.

Pursuant to the New Credit Facility, the Company pays a quarterly facility fee (the “Facility Fee”) equal to an applicable rate, which is initially 17.5 basis points per annum times the daily amount of the aggregate commitments under the New Credit Facility, regardless of usage. The Facility Fee is subject to adjustment according to the Company’s ratings, as specified in the New Credit Facility.

The New Credit Facility includes, among other terms and conditions standard for transactions of this type, limitations (subject to specified exclusions) on the ability of the Company and its subsidiaries to incur debt; create liens; engage in certain mergers, consolidations and acquisitions; sell or transfer assets; enter into agreements which restrict the ability to pay dividends or make or repay loans or advances; make investments, loans, and advances; engage in transactions with affiliates; and make dividends.

The New Credit Facility contains customary events of default, including nonpayment of principal or other amounts when due; breach of covenants; inaccuracy of representations and warranties; cross-default and/or cross-acceleration to other indebtedness of the Company or its subsidiaries in excess of $50 million; certain ERISA-related events; noncompliance by the Company or any of its subsidiaries with any material term or provision of the HMO Regulations or Insurance Regulations (as each such term is defined in the New Credit Facility); certain voluntary and involuntary bankruptcy events; inability to pay debts; undischarged, uninsured judgments greater than $50 million against the Company and/or its subsidiaries; actual or asserted invalidity of any loan document; and a change of control. If an event of default occurs and is continuing under the New Credit Facility, the lenders thereunder may, among other things, terminate their obligations under the New Credit Facility and require the Company to repay all amounts owed thereunder.

The description of the New Credit Facility above does not purport to be complete and is qualified in its entirety by reference to the New Credit Facility, which is attached as Exhibit 10 to this Current Report on Form 8-K and is incorporated herein by reference.

Some of the lenders (and/or affiliates of such lenders) under the New Credit Facility have provided, and in the future may provide various financial advisory, investment and corporate banking and general financing services to, the Company or the Company’s subsidiaries.

Item 1.02	Termination of a Material Definitive Agreement

Concurrent with the entry into the New Credit Facility described in Item 1.01 of this Current Report on Form 8-K, which information is hereby incorporated by reference into this Item 1.02, on June 25, 2007, the Company terminated the Existing Credit Facility. No prepayment penalties were incurred as part of the termination of the Existing Credit Facility.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 above with respect to the New Credit Facility is hereby incorporated by reference into this Item 2.03, insofar as it relates to the creation of a direct financial obligation.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description of Exhibit
10	Credit Agreement, dated as of June 25, 2007, by and among Health Net, Inc., Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, JP Morgan Chase Bank, N.A., as Syndication Agent, Citicorp USA, Inc., as Documentation Agent, the other lenders party thereto and Banc of America Securities LLC and J.P. Morgan Securities Inc., as Joint Lead Arrangers and as Co-Book Managers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 26, 2007

HEALTH NET, INC.

By:	/s/ Linda V. Tiano
Name:	Linda V. Tiano
Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10	Credit Agreement, dated as of June 25, 2007, by and among Health Net, Inc., Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, JP Morgan Chase Bank, N.A., as Syndication Agent, Citicorp USA, Inc., as Documentation Agent, the other lenders party thereto and Banc of America Securities LLC and J.P. Morgan Securities Inc., as Joint Lead Arrangers and as Co-Book Managers.